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                                                                    EXHIBIT 23.1

                     CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
ICOS Corporation:





We consent to incorporation by reference in the registration statements (Nos. 33-48401, 33-80680, 33-64762 and 333-08485) on Form S-8 of ICOS Corporation of
our report dated January 24, 1997, except for Note 8 which is as of February 6, 1997, relating to the balance sheets of ICOS Corporation as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the period from September 21, 1989 (incorporation) through December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of ICOS Corporation.



/s/ KPMG Peat Marwick LLP



Seattle, Washington
March 27, 1997